Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 250-2809
Lisa L. Curran	(651) 250-2185

ECOLAB REPORTS SECOND QUARTER DILUTED EPS $1.00;

ADJUSTED DILUTED EPS +5% TO $1.08

2015 full-year adjusted EPS forecast range remains $4.45 to $4.60, +6% to 10%

2015 SECOND QUARTER HIGHLIGHTS:

•                  Diluted EPS $1.00

•                  Adjusted EPS $1.08, +5%, excluding special gains and charges and discrete tax items, as fixed currency sales growth, raw material and other cost savings, synergies, lower variable compensation and lower tax rate and shares more than offset $0.09 per share in currency and pension headwinds

•                  Reported sales -5%; fixed currency and acquisition adjusted fixed currency sales +2% led by mid-single digit growth from the Global Institutional, Global Industrial and Other segments, with strong gains regionally in Latin America and Middle East & Africa as well as good growth in Asia Pacific

	Second Quarter Ended June 30
	(unaudited)
	Reported			Adjusted*
	Second Quarter		%	Second Quarter		%
(Millions, except per share)	2015	2014	change	2015	2014	change

Net Sales	$3,389.1	$3,568.2	-5%	$3,389.1	$3,568.2	-5%
Operating Income	437.8	512.2	-15%	514.4	507.2	1%
Net Income Attributable to Ecolab	302.0	311.4	-3%	323.7	314.4	3%

Diluted Net Income Per Share	$1.00	$1.02	-2%	$1.08	$1.03	5%

* Operating income is adjusted for special gains and charges; net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., July 28, 2015:  Ecolab Inc. delivered solid Global Institutional, Global Industrial and Other segment fixed currency sales growth and margin gains in the second quarter, which more than offset lower Global Energy results and substantial currency and pension headwinds to yield 5% adjusted earnings per share growth versus the year-ago period.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab chairman and chief executive officer said, “We delivered a solid quarter as our focus on innovative products and effective on-site service drove better results and improved value for customers, enabling us to once again outpace generally slower economic trends and substantial currency headwinds.

“We continue to expect strong mid-teens earnings per share growth in 2015 before the impact of currency as we significantly outperform our markets.  We expect our Global Institutional, Global Industrial and Other segments to deliver mid-single digit fixed currency sales growth while also increasing their margins as they continue to leverage their growth and margin investments.  These strong performances should more than offset flattish income results in our Energy segment, which itself is outperforming very challenging industry trends and is positioning well for a return to growth in 2016.

“We will continue driving our successful model for growth, focusing on new accounts and increased solutions, enhancing our premium service offering and improving our cost efficiency, while delivering our committed synergies.  We will also continue to make the right investments in our business to build growth for the future.  While the balance of 2015 presents us with continued challenging global economic conditions, and currency and energy markets remain dynamic, our full year adjusted earnings per share forecast remains centered in the $4.45 to $4.60 range.  We remain committed to driving attractive sales and adjusted earnings per share growth through the remainder of 2015 as well as continuing to make the right investments to deliver superior shareholder returns for years to come.”

Quarter overview

	Second Quarter Ended June 30
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2015	2014	Change	2015	2014	Change
Net Sales	$3,389.1	$3,568.2	-5%	$3,455.2	$3,385.1	2%
Operating Income	437.8	512.2	-15%	522.0	483.1	8%

* Operating income is adjusted for special gains and charges

Ecolab’s reported sales declined 5% to $3.4 billion in the second quarter of 2015.  Fixed currency and acquisition adjusted fixed currency sales rose 2%.

Second quarter 2015 reported operating income decreased 15% to $438 million. Both reported second quarter 2015 and 2014 results include special gains and charges.  Excluding special gains and charges, second quarter 2015 adjusted operating income of $514 million increased 1% compared with second quarter 2014 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, second quarter 2015 adjusted fixed currency operating income of $522 million increased 8% when compared with second quarter 2014 adjusted fixed currency operating income.

Second quarter 2015 reported net income attributable to Ecolab decreased 3% to $302 million, representing $1.00 per diluted share.  Excluding special gains and charges and discrete tax items, second quarter 2015 adjusted net income attributable to Ecolab increased 3% to $324 million, and adjusted diluted earnings per share increased 5% to $1.08, when compared with second quarter 2014 adjusted diluted earnings per share of $1.03.  Currency translation had a negative impact of $0.08 per share on reported and adjusted diluted earnings per share in the second quarter of 2015.

Segment review

Second quarter 2015 sales for the Global Industrial segment, when measured at fixed currency rates, rose 4% to $1,195 million, led by Food & Beverage; fixed currency operating income increased 9% to $164 million.  Acquisition adjusted fixed currency sales rose 3%, led by Food & Beverage; acquisition adjusted fixed currency operating income increased 9%.  Regionally, Latin America and Middle East & Africa (MEA)

enjoyed good sales growth, with moderate gains in North America and modest growth in Asia Pacific and Europe. When measured at public currency rates, Global Industrial sales were $1,166 million and operating income was $161 million. During the second quarter of 2015 we concluded that it was appropriate to apply the free-floating Marginal Currency System (SIMADI) exchange rate to our Venezuelan Water and Paper operating units as we believe that this rate best represents the economics of our business within those operating units.  This action resulted in a special charge of approximately $30 million during the second quarter to devalue the corresponding net assets, reflected within the Corporate segment. The year-on-year impact of the Bolivar exchange rate change was not material to second quarter global Water and Paper sales and income.

Second quarter 2015 sales for the Global Institutional segment, when measured at fixed currency rates, rose 6% to $1,100 million, led by strong Specialty and Institutional sales growth.  Fixed currency operating income increased 21% to $235 million compared with last year. Sales for the segment showed good growth in Asia Pacific, Latin America, North America and MEA, with modest gains in Europe.  When measured at public currency rates, Global Institutional sales were $1,080 million and operating income was $233 million.

Global Energy segment sales, when measured at fixed currency rates, decreased 5% to $965 million in the second quarter 2015 as growth in the production and downstream businesses was more than offset by a decline in the well stimulation business.  Fixed currency operating income decreased 12% to $135 million.  When measured at public currency rates, Global Energy sales were $951 million and operating income was $132 million.

Other segment sales, when measured at fixed currency rates, increased 5% to $195 million in the second quarter.  Fixed currency operating income increased 11% to $33 million.  Acquisition adjusted fixed currency sales and acquisition adjusted fixed currency operating income increased 6% and 12%, respectively.  When measured at public currency rates, Other segment sales were $193 million and operating income was $33 million.

The Corporate segment includes amortization expense of $44 million in the second quarter of both 2015 and 2014 related to the Nalco merger intangible assets. The Corporate segment also includes special gains and charges. Special gains and charges for the second quarter of 2015 were a net charge of $77 million ($61 million after-tax) and primarily consisted of a charge related to the devaluation of a portion of our Venezuelan net assets, a loss on the disposition of a business, restructuring costs, Champion integration costs and other charges. Special gains and charges for the second quarter of 2014 were a net gain of $5 million ($5 million after-tax).

The reported income tax rate for the second quarter 2015 was 18.0%, compared with the reported rate of 29.4% in the second quarter 2014, with the lower rate in 2015 primarily reflecting a tax benefit related to the disposition of a business.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted tax rate was 27.1% in the second quarter 2015, compared with 27.9% for the same period last year.  The improved adjusted tax rate was the result of favorable geographic income mix and global tax planning strategies.

Ecolab reacquired 3.3 million shares of its common stock during the second quarter.

Business Outlook

2015

Ecolab’s 2015 full-year adjusted earnings per share forecast remains in the $4.45 to $4.60 range, representing a 6% to 10% increase over the prior year.    When compared with the 2014 performance, we expect further solid fixed currency sales growth with steady to improved growth in our Global Institutional, Global Industrial and Other segments and lower fixed currency sales in our Global Energy segment.  We look for improved adjusted gross margin, with a comparable selling, general and administrative (SG&A) ratio to sales, slightly lower interest expense and a favorable adjusted tax rate versus 2014.  Pension expense is expected to be an unfavorable $0.09 per share in 2015. We expect a lower number of shares outstanding for the full year.  We continue to expect foreign currency to have an unfavorable impact on sales of approximately six percentage points and now be unfavorable to earnings per share growth by approximately $0.29, or 7%. Net, we expect continued fixed currency sales growth, raw material cost savings, merger synergies, lower variable compensation and lower tax rate and shares to yield attractive growth, more than offsetting impacts from substantially unfavorable currency exchange and pension expense, and produce another superior full-year adjusted earnings per share increase in 2015.  Please note our tax rate forecast for the full year assumes passage of the R&D tax credit before year end.

Our detailed outlook for the full year 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% - 48%
SG&A % of Sales	approx. 32%
Interest expense, net	$240 million to $250 million
Adjusted tax rate	26% - 27%
Adjusted EPS, excluding special gains and charges	$4.45 - $4.60
Diluted shares	approx. 302 million

We expect special gains and charges and quantifiable discrete tax items for the full-year 2015 to be a net charge of approximately $0.20 per share, primarily driven by restructuring charges, the Venezuelan devaluation charge taken in the second quarter, Champion integration costs, other charges, discrete tax items recorded to date and expected discrete tax items. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable, or the impact of potential additional Venezuela devaluation charges. During the second quarter of 2015, we continued to transact Venezuelan business within our Energy, Food & Beverage and Institutional businesses at the official exchange rate of 6.3 Bolivares to 1 U.S. dollar.  We will evaluate the appropriateness of devaluing an additional portion of our Venezuela net assets during the remainder of 2015 depending on the rate at which we transact business in Venezuela.

2015 — Third Quarter

Ecolab expects third quarter adjusted earnings per share in the $1.24 to $1.31 range, representing a 2% to 8% increase when compared with adjusted earnings per share of $1.21 a year ago.  Currency translation and pension are expected to have a combined negative impact of $0.11 per share in the third quarter 2015, or approximately 9% of earnings growth; this compares with a $0.09 per share, or 9%, negative impact in the second quarter 2015.

Our detailed outlook for the third quarter 2015 is as follows:

Adjusted Gross Margin, excluding special gains and charges	47% - 48%
SG&A % of Sales	approx. 31%
Interest expense, net	approx. $60 million
Adjusted tax rate	approx. 27%
Adjusted EPS, excluding special gains and charges	$1.24 - $1.31
Diluted shares	approx. 300 million

We expect special gains and charges and quantifiable discrete tax items for the third quarter of 2015 to be a net charge of approximately $0.01 per share, including expected discrete tax benefits, net of restructuring charges and integration costs. Amounts do not reflect the impact of other future discrete tax items that are not currently quantifiable, or the impact of potential additional Venezuela net asset devaluation charges. As noted in the full year guidance above, we continue to closely monitor the exchange rates for each of our respective businesses at which we transact in Venezuela.

Reported third quarter 2014 diluted earnings per share of $1.19 included special gains and charges and discrete tax items.  Excluding these items, third quarter 2014 adjusted diluted earnings per share were $1.21.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2014 sales of $14 billion and 47,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or other compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including impact of oil prices, forecasted 2015 third quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, adjusted earnings per share and diluted shares outstanding; special gains and charges, including restructuring charges and integration costs; market conditions; operational improvements; cost savings; merger synergies; currency exchange, including the impact of a strong U.S. dollar; pension expense; share repurchase activity; and a potential additional Venezuelan devaluation charge.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the “SEC”) and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including a potential additional currency devaluation charge in Venezuela and reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to develop competitive advantages through innovation; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted fixed currency operating income, adjusted net income and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because it excludes the tax rate impact of special gains and charges and discrete tax items which do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income and adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2015.

Acquisition adjusted growth rates generally exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER & SIX MONTHS ENDED JUNE 30

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2015	2014	Change	2015	2014	Change

Net sales	$3,389.1	$3,568.2	-5%	$6,686.7	$6,904.8	-3%

Cost of sales (1)	1,806.5	1,909.4	-5%	3,571.8	3,728.6	-4%
Selling, general and administrative expenses	1,079.2	1,152.7	-6%	2,216.0	2,289.6	-3%
Special (gains) and charges (1)	65.6	(6.1)		73.4	23.5
Operating income	437.8	512.2	-15%	825.5	863.1	-4%
Interest expense, net	61.2	66.2	-8%	123.7	131.3	-6%
Income before income taxes	376.6	446.0	-16%	701.8	731.8	-4%
Provision for income taxes	67.8	131.0	-48%	157.6	222.3	-29%
Net income including noncontrolling interest	308.8	315.0	-2%	544.2	509.5	7%
Less: Net income attributable to noncontrolling interest	6.8	3.6		8.8	7.1
Net income attributable to Ecolab	$302.0	$311.4	-3%	$535.4	$502.4	7%

Earnings attributable to Ecolab per common share
Basic	$1.02	$1.04	-2%	$1.80	$1.67	8%
Diluted	$1.00	$1.02	-2%	$1.77	$1.64	8%

Weighted-average common shares outstanding
Basic	296.2	299.6	-1%	297.2	300.1	-1%
Diluted	301.1	305.2	-1%	302.2	305.9	-1%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2015	2014	2015	2014

Cost of sales
Restructuring charges	$1.6	$1.1	$2.2	$7.1
Venezuela currency devaluation	9.4	—	9.4	—
Subtotal	11.0	1.1	11.6	7.1

Special (gains) and charges
Restructuring charges	18.9	6.0	21.0	28.6
Champion acquisition and integration costs	4.3	5.2	9.5	11.7
Nalco merger and integration costs	0.2	1.5	0.7	2.8
Venezuela currency devaluation	20.8	—	20.8	—
Loss on sale of business, litigation related charges and other settlements	21.4	(18.8)	21.4	(19.6)
Subtotal	65.6	(6.1)	73.4	23.5

Total special (gains) and charges	$76.6	$(5.0)	$85.0	$30.6

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

SECOND QUARTER & SIX MONTHS ENDED JUNE 30

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2015	2014	% Change	2015	2014	% Change

Net Sales
Global Industrial	$1,195.4	$1,147.4	4%	$2,325.1	$2,224.6	5%
Global Institutional	1,099.6	1,037.7	6%	2,117.6	1,994.4	6%
Global Energy	964.8	1,014.1	-5%	1,946.7	1,987.8	-2%
Other	195.4	185.9	5%	373.5	354.4	5%
Subtotal at fixed currency rates	3,455.2	3,385.1	2%	6,762.9	6,561.2	3%
Currency impact	(66.1)	183.1		(76.2)	343.6
Consolidated	$3,389.1	$3,568.2	-5%	$6,686.7	$6,904.8	-3%

Operating Income
Global Industrial	$163.9	$150.8	9%	$283.1	$264.4	7%
Global Institutional	234.7	194.0	21%	404.2	346.0	17%
Global Energy	134.6	152.4	-12%	263.3	280.0	-6%
Other	33.0	29.7	11%	56.4	51.1	10%
Corporate	(120.8)	(38.8)		(173.0)	(118.5)
Subtotal at fixed currency rates	445.4	488.1	-9%	834.0	823.0	1%
Currency impact	(7.6)	24.1		(8.5)	40.1
Consolidated	$437.8	$512.2	-15%	$825.5	$863.1	-4%

Note:

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

We evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “currency impact” in the above tables.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2015	2014	2014

Assets
Current assets
Cash and cash equivalents	$310.6	$209.6	$187.0
Accounts receivable, net	2,494.8	2,626.7	2,637.3
Inventories	1,462.7	1,466.9	1,414.3
Deferred income taxes	164.6	183.2	167.3
Other current assets	538.4	366.6	366.2
Total current assets	4,971.1	4,853.0	4,772.1

Property, plant and equipment, net	3,123.4	3,050.6	2,938.9
Goodwill	6,513.4	6,717.0	6,862.9
Other intangible assets, net	4,231.0	4,456.8	4,635.9
Other assets	378.4	371.2	404.0

Total assets	$19,217.3	$19,448.6	$19,613.8

Liabilities and Equity
Current liabilities
Short-term debt	$2,185.3	$1,705.4	$1,589.7
Accounts payable	961.0	1,162.4	1,004.5
Compensation and benefits	425.1	560.4	492.8
Income taxes	45.8	88.6	43.4
Other current liabilities	828.9	851.7	836.5
Total current liabilities	4,446.1	4,368.5	3,966.9

Long-term debt	5,124.2	4,864.0	5,539.1
Postretirement health care and pension benefits	1,139.6	1,188.5	797.4
Other liabilities	1,627.9	1,645.5	1,850.3
Total liabilities	12,337.8	12,066.5	12,153.7

Equity
Common stock	349.3	347.7	346.7
Additional paid-in capital	5,001.6	4,874.5	4,791.4
Retained earnings	5,894.7	5,555.1	5,036.3
Accumulated other comprehensive loss	(1,195.1)	(951.9)	(350.8)
Treasury stock	(3,238.9)	(2,509.5)	(2,420.7)
Total Ecolab shareholders’ equity	6,811.6	7,315.9	7,402.9
Noncontrolling interest	67.9	66.2	57.2
Total equity	6,879.5	7,382.1	7,460.1

Total liabilities and equity	$19,217.3	$19,448.6	$19,613.8

Note:

During the first quarter of 2015, we changed our accounting policy for presenting derivatives subject to master netting arrangements with the same counterparties within our Consolidated Balance Sheet. We previously presented all derivative positions on a gross basis and began presenting derivatives subject to master netting arrangements with the same counterparties on a net basis during the first quarter of 2015. We reclassified the presentation of derivatives subject to master netting arrangements with the same counterparty as of December 31, 2014 to conform to the new accounting policy which resulted in a reduction in other current assets and other current liabilities of $18.1 million. The immaterial reclassification had no impact on previously reported earnings or cash flows.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83	$1.10	$3.93

Adjustments:
Special (gains) and charges (1)	0.09	(0.02)	0.07	0.02	0.09	0.11	0.20
Tax expense (benefits) (2)	0.03	0.03	0.06	(0.01)	0.05	(0.01)	0.04
Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98	$1.20	$4.18

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2015	2015	2015	2015	2015	2015	2015
Diluted earnings per share, as reported (U.S. GAAP)	$0.77	$1.00	$1.77

Adjustments:
Special (gains) and charges (3)	0.02	0.20	0.22
Tax expense (benefits) (4)	0.01	(0.13)	(0.12)
Adjusted diluted earnings per share (Non-GAAP)	$0.80	$1.08	$1.87

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million, $4.1 million and $32.0 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2014 also include $4.1 million, $3.4 million, $2.7 million and $2.6 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million, $2.0 million and $3.0 million of costs, net of tax, in the first, second, third and fourth quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains, a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment and a gain of $3.8 million, net of tax, in the fourth quarter related to the sale of a business.

(2) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 federal tax return, offset partially by the net impact of foreign audits settlements and adjustments. The fourth quarter discrete tax net benefit of $3.1 million is driven primarily by the remeasurement of certain deferred tax assets and liabilities, resulting from changes in our deferred state tax rate and local country tax rates.

(3) Special (gains) and charges for 2015 include restructuring charges of $1.6 million and $14.6 million, net of tax, in the first and second quarters, respectively. Special (gains) and charges for 2015 also include $3.2 million and $2.8 million, net of tax, in the first and second quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2015 also include $0.5 million and $0.1 million, net of tax, in the first and second quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2015 also include $30.2 million, net of tax, in the second quarter related to a Venezuelan currency devaluation charges. Special (gains) and charges for 2015 also include $13.4 million, net of tax, in the second quarter, related to a loss on the sale of a portion our Ecovation business and other litigation related charges.

(4) The first quarter 2015 discrete tax net expense of $2.6 million is driven primarily by a change to a deferred tax liability resulting from the Naperville facility transaction. The second quarter 2015 discrete tax net benefit of $39.4 million is driven primarily from our ability to recognize a worthless stock deduction for the tax basis in a wholly owned domestic subsidiary.